Exhibit 99.3

WebMD Health Corp.

Updated Financial Guidance for the Quarter and Year Ended December 31, 2011

(in millions, except per share amounts)

	Nine Months Ended September 30, 2011 Actual	Quarter Ended December 31, 2011 Guidance Range		Year Ended December 31, 2011 Guidance Range
Revenue	$408.1	$147.0	$157.0	$555.1	$565.1

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$126.6	$53.4	$60.9	$180.0	$187.5
Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest expense, net	(14.7)	(5.9)	(5.9)	(20.6)	(20.6)
Depreciation and amortization	(19.9)	(8.1)	(7.1)	(28.0)	(27.0)
Non-cash stock-based compensation	(29.0)	(12.0)	(11.0)	(41.0)	(40.0)
Gain (loss) on investments	14.7	(1.2)	(1.2)	13.5	13.5
Other expense	(0.1)	—	—	(0.1)	(0.1)

Pre-tax income from continuing operations	77.6	26.2	35.7	103.8	113.3

Income tax provision	(32.6)	(11.4)	(15.4)	(44.0)	(48.0)

Income from continuing operations	45.0	14.8	20.3	59.8	65.3

Income from discontinued operations, net of tax	10.4	—	—	10.4	10.4

Net income	$55.4	$14.8	$20.3	$70.2	$75.7

Income from continuing operations per share:
Basic	$0.77	$0.26	$0.36	$1.02	$1.12

Diluted	$0.75	$0.25	$0.34	$0.99	$1.08

Net income per share:
Basic	$0.95	$0.26	$0.36	$1.20	$1.29

Diluted	$0.92	$0.25	$0.34	$1.16	$1.25

Weighted-average shares outstanding used in computing per share amounts:
Basic	57.9	56.0	56.0	58.0	58.0

Diluted	59.9	57.5	69.0	60.0	60.0

(a)	See Annex A – Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to income from continuing operations

Additional information regarding income per share calculations:

-	Both basic and diluted income per share reflect a reduction to income of $0.2 million and $0.6 million for the fourth quarter and full year, respectively, to consider the effect of restricted stock.

-	Convertible Notes are not expected to be diluted for the full year

-	Convertible Notes are expected to impact dilutive income per share during the fourth quarter as follows:

-	Low end of guidance range: Convertible Notes are not expected to be dilutive.

-	High end of guidance range: Reflects an increase to income of $1.7 million and $1.6 million for the interest expense (net of tax) on the 2.50% and 2.25% Notes, respectively, and the diluted share count reflects an additional 6.1 million and 5.4 million shares, related to the 2.50% and 2.25% Notes, respectively.

Additional information regarding fourth quarter and full year forecast:

-	2011 guidance includes actual gains on investments during the nine months ended September 30, 2011 and forecasted amortization of the ARS Option for the three months ending December 31, 2011, but excludes any potential gains on investments during the three months ending December 31, 2011.